Exhibit 10.1

EXECUTION COPY

Neutral Tandem, Inc.

550 West Adams Street, 9th Floor

Chicago, IL 60606

April 18, 2011

Mr. Gregory P. Taxin

Spotlight Advisors, LLC

9 West 57th Street, 26th Floor

New York, NY 10019

Mr. George Hall

Clinton Group, Inc.

9 West 57th Street, 26th Floor

New York, NY 10019

Mr. George M. Allen

527 Madison Avenue, 17th Floor

New York, NY 10022

Gentlemen:

This letter constitutes the agreement (the “Agreement”) among Spotlight Advisors, LLC, a Delaware limited liability company (“Spotlight”), George Allen and Clinton Group, Inc., a Delaware corporation (“Clinton”), on behalf of themselves and their respective affiliated funds, persons and entities, both current and future (collectively, the “Investor Group”) and Neutral Tandem, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Investor Group have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the composition of the board of directors of the Company (the “Board”) and other corporate governance matters, as hereinafter described; and

WHEREAS, the Company has agreed to conduct a “Dutch auction” self-tender offer (the “Tender Offer”) to purchase at least $50,000,000 worth of common stock of the Company, par value $0.001 per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1. Upon issuance of the press release referred to in Section 9, the Investor Group withdraws its notice of intent to nominate individuals (each a “Nominee” and collectively, the “Nominees”) for election to the Board at the Company’s 2011 annual meeting of the shareholders (the “2011 Annual Meeting”).

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2. (a) As promptly as practicable following the 2011 Annual Meeting, but in any event no later than the first meeting of the Board following the 2011 Annual Meeting, the Board, pursuant to the powers granted to the Board under Article III of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), shall increase the size of the Board by one (if no vacancies on the Board then exist) and appoint one of the three Nominees (such Nominee selected by the Board, other than George Allen, the “Appointed Nominee”) to fill the vacancy so created on the Board and to serve in such capacity from such date of appointment through the date of the Company’s 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”).

(b) As promptly as practicable following the 2011 Annual Meeting, but in any event no later than 30 days following the date of the 2011 Annual Meeting, the Board shall, in addition to the one director appointed pursuant to Section 2(a) above, increase the size of the Board by one (if no vacancies on the Board then exist) and appoint one additional candidate to fill the vacancy so created on the Board and to serve in such capacity from such date of appointment through the date of the 2012 Annual Meeting, which candidate (i) is qualified to serve on the Board under all requirements set forth in the Charter and the Bylaws of the Company (the “Bylaws”), (ii) is not employed by or otherwise affiliated with the Company, (iii) otherwise qualifies as “independent” in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules and (iv) shall not be an Inside Director or an Affiliated Outside Director as defined in the Institutional Shareholder Services, Inc. 2011 Classification of Directors, dated January 27, 2011 (such candidate, the “Additional Director” and together with the Appointed Nominee, the “New Directors” and each a “New Director”).

3. Concurrently with his appointment as a director, the Board of Directors shall consistent with its fiduciary duties, consider whether the Appointed Nominee shall be appointed to serve on the Compensation Committee of the Board or, if qualified, the Audit Committee of the Board. Such determination shall be made by the Board in good faith based upon the Appointed Nominee’s qualifications.

4. Each member of the Investor Group shall (a) in the case of all shares of the Company’s Common Stock owned of record by it as of the record date for the 2011 Annual Meeting (the “Record Date”), and (b) in the case of all shares of the Common Stock beneficially owned by any member of the Investor Group as of the Record Date (whether held in street name or by some other arrangement), instruct the record holder to: in each case at the 2011 Annual Meeting, (i) publicly support and vote for the election of each of the incumbent directors and the New Directors (as applicable); (ii) publicly support and vote for ratification of Deloitte & Touche as the Company’s auditors for the 2011 fiscal year; (iii) publicly support and vote for “say on pay” and “say on frequency” resolutions recommended by the Board; and (iv) vote to abstain or against any shareholder nominations for director or shareholder proposals (whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which are not approved and recommended by the Board.

5. Pursuant to the powers granted to the Board under Article III of the Bylaws and as promptly as practicable following the Appointed Nominee’s appointment to the Board, the Board shall form a committee responsible for considering key issues regarding the capital structure of the Company and capital allocation by the Company including, without limitation, the return of

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unneeded capital to shareholders through dividends, tender offers or buybacks; the allocation of capital to new investments, acquisitions or dispositions; and the design of the Company’s optimal capital structure (the “Capital Allocation Committee”). The Company and Board shall provide the resources reasonably requested by the Capital Allocation Committee, including money to hire outside advisors unaffiliated with the Investor Group, and reasonable access to Company property and personnel for conducting its responsibilities. The Capital Allocation Committee shall serve at the discretion of the Board and the full Board shall be responsible for the decisions with respect to the foregoing; provided, that the Capital Allocation Committee shall not be disbanded prior to September 30, 2011. By no later than September 30, 2011, the Capital Allocation Committee shall evaluate and recommend to the Board whether the Company shall issue a regular dividend to its shareholders. The Capital Allocation Committee shall consist of three members, one of which shall be the Appointed Nominee.

6. The Company, with the advice and assistance of a nationally recognized financial advisor, shall use reasonable efforts to commence the Tender Offer within sixty days following the date of this Agreement, provided that such commencement may be postponed and/or the Tender Offer may be delayed if (i) in the opinion of the nationally recognized financial advisor, market conditions so require or (ii) the Tender Offer would require the disclosure of material, non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board, in the best interest of the Company (each a “Grace Period”). In the event of a postponement in the commencement of the Tender Offer, the Company shall, as promptly as possible following the expiration of such Grace Period, commence the Tender Offer. The Tender Offer shall provide for a tender price range that the Company and its financial advisor believe, in good faith, will result in the Tender Offer being fully subscribed. In the event that the total amount of Common Stock purchased in the Tender Offer is less than $50,000,000, the Company shall promptly conduct subsequent “Dutch auction” self-tender offers or open market purchases until it has repurchased a minimum of $50,000,000 worth of Common Stock.

7. Other than as may be disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011 (the “Form 10-Q”), as of the date of this Agreement, there is no material, non-public information concerning the Company the disclosure of which is not, in the good faith opinion of the Board, in the best interest of the Company, such that a Grace Period would be imposed if the Tender Offer were to be commenced concurrently with the filing of such Form 10-Q.

8. Except as otherwise set forth in this Agreement, from the date of this Agreement until the earlier of (i) the Anniversary Date (as defined below) or (ii) such date that the Company has materially breached any of its commitments or obligations under this Agreement, except that if such material breach can be cured, the Investor Group shall provide written notice to the Company that the Company has materially breached its commitments or obligations under this Agreement and the Company shall have an additional 10 days after the date of such written notice within which to cure its material breach (the “Standstill Period”), no member of the Investor Group shall:

(a) make, or in any way participate, directly or indirectly, in any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents, conduct or suggest any binding or nonbinding referendum or resolution or

April 18, 2011

seek to advise, encourage or influence any individual, partnership, corporation, limited liability company, group, association or entity (collectively, a “Person”) with respect to the voting of any of the Common Stock;

(b) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of shareholder proposals, or cause or encourage any Person to initiate any such shareholder proposal;

(c) propose or nominate, or cause or encourage any Person to propose or nominate, any candidates to stand for election to the Board, or seek the removal of any member of the Board;

(d) form, join or otherwise participate in any “partnership, limited partnership, syndicate or other group” (other than any group among some or all of Spotlight, Clinton and George Allen with some or all of Spotlight, Clinton and George Allen) within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company);

(e) seek to call, or to request the call of, or call a special meeting of the shareholders of the Company, or make a request for a list of the Company’s shareholders or other Company records;

(f) take any public action to act alone or in concert with others to control or seek to control, or to influence or seek to influence, the management, the Board or the policies of the Company; provided, however, that nothing herein shall prohibit the Investor Group from complying with legal or regulatory requirements, including, without limitation, the filing of any report or schedule required to be filed with the SEC;

(g) otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing; or

(h) For the avoidance of doubt, any actions of the Appointed Nominee taken in his capacity as a member of the Board or any Committee thereof shall not be deemed to violate the foregoing clauses (a) through (g).

(i) For purposes of this Agreement, “Anniversary Date” shall mean the date that is 120 calendar days prior to the first anniversary of the 2011 Annual Meeting; provided, however, that if the Board takes any action to amend the Bylaws in such a manner as to increase the time period prior to the 2012 Annual Meeting by which a holder of the Common Stock must provide timely notice to the Company of (A) its nomination of a person or persons to the Board at the 2012 Annual Meeting or (B) its proposal to bring business before the 2012 Annual Meeting (clauses (A) and (B) together, “Stockholder Matters”) then the Anniversary Date shall be the date ten days prior to the date on which a stockholder must give notice to the Company with respect to any Stockholder Matters for the 2012 Annual Meeting.

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9. The Company shall issue a press release in the form attached hereto as Exhibit A (the “Press Release”) as soon as practicable on or after the date hereof, but in no event later than two business days after the date of this Agreement, and the Company shall file with the SEC a corresponding Form 8-K that includes both the Press Release and this Agreement.

10. The Company and the Investor Group each acknowledge and agree that (a) a breach or a threatened breach by either party may give rise to irreparable injury inadequately compensable in damages and accordingly each party shall be entitled to injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, (b) neither party shall plead in defense for any such relief that there would be an adequate remedy at law, (c) any applicable right or requirement that a bond be posted by either party is waived and (d) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

11. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile, or by Federal Express or registered or certified mail, postage pre-paid, return receipt requested, as follows:

If to the Company:

Neutral Tandem, Inc.

550 West Adams Street, 9th Floor

Chicago, IL 60606

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn: Gerald Nowak

 Theodore Peto

If to the Investor Group:

Spotlight Advisors, LLC

9 West 57th St., 26th Floor

New York, NY 10019

Attn: Gregory P. Taxin

April 18, 2011

and:

Clinton Group, Inc.

9 West 57th St., 26th Floor

New York, NY 10019

Attn: General Counsel

and:

George M. Allen

527 Madison Avenue, 17th Floor

New York, NY 10022

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn: Marc Weingarten

 David Rosewater

12. This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. The parties hereto consent to personal jurisdiction and venue in any action to enforce this Agreement in any court of competent jurisdiction located in New York, New York.

14. This Agreement constitutes the only agreement between the Investor Group and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the express written consent of the other party or parties. No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby. The Investor Group acknowledges that the U.S. securities laws prohibit any person who has access to material nonpublic information from trading while in possession of such information or providing that information to others in certain circumstances.

15. The Company represents and warrants that (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

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16. Spotlight represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by Spotlight, constitutes a valid and binding obligation and agreement of Spotlight and is enforceable against Spotlight in accordance with its terms.

17. Clinton represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by Clinton, constitutes a valid and binding obligation and agreement of Clinton and is enforceable against Clinton in accordance with its terms.

18. George Allen represents and warrants that (a) he has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by him, constitutes a valid and binding obligation and agreement of his and is enforceable against him in accordance with its terms.

19. The Investor Group, for the benefit of the Company and each of the Company’s controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (the Company and each such person being a “Company Released Person”), hereby forever waives and releases, and covenants not to sue, any of the Company Released Persons for any and all claims, causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (other than fraud) (collectively, “Claims”) based on any event, fact, act, omission, or failure to act by the Company Released Persons, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims (i) arising out of or related to any obligations under, or breach of, this Agreement, or (ii) any acts which are criminal; provided, further, that this waiver and release shall not prohibit the Investor Group’s receipt of proceeds in any class action lawsuit initiated by a Person unaffiliated with the Investor Group on the same basis as the Company’s other non-initiating stockholders within such class. The Company, for the benefit of any member of the Investor Group and each of such member’s controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (each such person being a “Investor Group Released Person”), hereby forever waives and releases and covenants not to sue, for any Claim based on any event, fact, act, omission or failure to act by such Investor Group Released Person, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement and does not extend to acts which are criminal.

20. During the Standstill Period, no member of the Investor Group shall, and each of them shall not solicit, cause or encourage others to, make any comments or statements regarding the Company or its current or former officers, directors or employees, which are derogatory or detrimental to, or which disparage, any of the Company or its current or former officers, directors or employees, provided, however, that nothing in this Agreement to the contrary shall prohibit the Investor Group from (i) making public statements (including statements

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contemplated by Rule 14a-1(1)(2)(iv) under the Exchange Act), (ii) engaging in discussions with other stockholders or (iii) soliciting, or encouraging or participating in the solicitation of, proxies or consents with respect to voting securities of the Company (so long as such discussions are in compliance with subsection 9(d) hereof) in each case with respect to any transaction that has been publicly announced by the Company involving (1) the recapitalization of the Company, (2) an acquisition, disposition or sale of assets or a business by the Company where the consideration to be received or paid in such transaction requires approval by the holders of the Common Stock or (3) a change of control of the Company. During the Standstill Period, neither the Company nor any of its officers or directors shall, nor shall any of them solicit, cause or encourage others to, make any comments or statements regarding the Investor Group or any of their respective partners, officers, directors or employees, which are derogatory or detrimental to, or which disparage, any of them. The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable fiduciary or legal obligation including, without limitation, (i) those communications that are subject to contractual provisions providing for confidential disclosure and (ii) the filing of any report or schedule that is required by law to be filed with the SEC.

[signature page follows]

Very truly yours,

NEUTRAL TANDEM, INC.

By:	/s/ G. Edward Evans
	Name:	G. Edward Evans
	Title:	Chief Executive Officer

Accepted and agreed to:

SPOTLIGHT ADVISORS, LLC on behalf of itself and its affiliates

By:	/s/ Gregory Taxin
	Name:	Gregory Taxin
	Title:	Managing Member

CLINTON GROUP, INC. on behalf of itself and its affiliates

By:	/s/ George Hall
	Name:	George Hall
	Title:	Chief Executive Officer

GEORGE ALLEN on behalf of himself and his affiliates

By:	/s/ George Allen
	Name:	George Allen
	Title:	N/A